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FOR IMMEDIATE RELEASE

January 28, 2011

Company:	Dominion

Contacts:
Media:	Bill Hall (804) 819-2040, Bill.Hall@dom.com Ryan Frazier (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Sarah Scott (804) 819-2315, Sarah.M.Scott@dom.com Nathan Frost (804) 819-2187, Nathan.J.Frost@dom.com

DOMINION ANNOUNCES 2010 EARNINGS

•  Full-year 2010 operating earnings of $3.34 per share, in the upper half of original guidance range of $3.20 to $3.40 per share
•  Full-year 2010 GAAP earnings of $4.68 per share
•  Fourth-quarter 2010 operating earnings of 63 cents per share
•  Fourth-quarter 2010 GAAP earnings of 43 cents per share
•  Company affirms 2011 operating earnings guidance of $3.00 to $3.30 per share
•  Company plans $400 million to $700 million equity repurchase in 2011
•  Conference call scheduled for 10 a.m. EST today

RICHMOND, Va. – Dominion (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (GAAP) for the 12 months ended Dec. 31, 2010, of $2.76 billion ($4.68 per share), compared with reported earnings of $1.29 billion ($2.17 per share) for the same period in 2009.

Operating earnings for the 12 months ended Dec. 31, 2010, amounted to $1.97 billion ($3.34 per share), compared to operating earnings of $1.94 billion ($3.27 per share) for the same period in 2009. Operating earnings are defined as reported (GAAP) earnings adjusted for certain items.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the board of directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

Business segment results and detailed descriptions of items included in 2010 and 2009 reported earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of this release.

Thomas F. Farrell II, chairman, president and chief executive officer, said: “2010 was an extraordinary year for Dominion as we made significant progress on our strategic plan and demonstrated how our infrastructure growth plan will continue for the next five years and beyond.

“In our Generation segment the majority of the projects that we announced in 2007 are now complete and two of our largest are well on their way toward coming online.  The Bear Garden Power Station, our combined cycle gas facility, is approximately 94 percent complete and will come online in the second quarter of 2011.  The Virginia City Hybrid Energy Center is approximately 79 percent complete and will come online in the second quarter of 2012.   Also, in the fourth quarter, the Virginia Air Pollution Control Board unanimously approved the air permit for the Warren County Power Station.  This efficient, three-on-one combined cycle facility represents the next phase of our generation expansion plan, adding approximately 1,300 megawatts to our capacity in Virginia.  We expect to file for approval of this project with the Virginia State Corporation Commission in the spring.

“Early in 2010, we announced the sale of our Appalachian E&P business for $3.475 billion, with proceeds used to offset our equity needs, invest in our pension plan and repurchase common stock.   In addition, several gas pipeline construction projects were placed in-service, including three Hub projects, which provide customers with access to natural gas supply.  Earlier this month we placed the Cove Point Pier Expansion in service.  Other major construction projects, such as Appalachian Gateway and our Gathering Expansion Project, are continuing on schedule and on budget.  Additionally, we have signed multi-year transportation service agreements to move Marcellus Shale volumes with our Northeast Expansion, Ellisburg to Craigs, and Sabinsville to Morrisville projects.

“Our Dominion Virginia Power segment completed more than 400 miles of circuit reconditioning and replaced significant aging assets across our service territory. The Mount Storm to Doubs transmission line was approved by PJM Interconnection in December and we have filed with the Virginia State Corporation Commission for approval.  We have completed and energized two of our new 230 kV lines, Pleasant View to Hamilton and Garrisonville.  With respect to our major electric transmission projects, Meadow Brook to Loudoun is now 98 percent complete and Carson to Suffolk is 60 percent complete. Both 500 kV lines are on track to be in-service by mid-year 2011.

“We are affirming our 2011 operating earnings guidance of $3.00 to $3.30 per share.  Incorporated in this guidance is the impact of the bonus depreciation provisions of the recent tax bills enacted by Congress that are expected to generate significant cash tax savings to Dominion through 2013. The company plans to use a portion of this cash benefit to repurchase $400 million to $700 million of equity in 2011, thereby offsetting the expected negative impact to earnings per share caused by the resulting loss of certain tax deductions and other related factors.

“In addition, our Board of Directors adopted a new dividend policy that raised our target payout ratio to 60-65 percent. The Board established an annual dividend rate for 2011 of $1.97 per share of common stock, up from $1.83 per share in 2010, a 7.7 percent increase.  A first quarter dividend of 49.25 cents per share of common stock was recently declared by the Board.”

Full-year 2010 operating earnings compared to 2009

The increase in full-year 2010 operating earnings per share as compared to full-year 2009 operating earnings per share is primarily attributable to favorable weather, share accretion, higher rate adjustment clause revenues and lower outage costs. Partially offsetting these positives were the absence of earnings from the company’s E&P operations, higher income taxes and lower merchant generation margins.

Fourth-quarter 2010 operating earnings compared to 2009

Fourth-quarter 2010 operating earnings per share were equivalent to fourth-quarter 2009 operating earnings per share.  Positive drivers for the quarter were favorable weather in the regulated electric service territory, higher rate adjustment clause revenue and lower outage costs.  Offsetting these positives were the absence of earnings from the company’s E&P operations, a higher effective income tax rate and lower contributions from producer services.

Complete details of fourth-quarter 2010 and full-year operating earnings as compared to fourth-quarter and full-year 2009 can be found on Schedule 4 of this release.

First-quarter 2011 operating earnings guidance

Dominion expects first-quarter 2011 operating earnings in the range of 85 cents per share to 95 cents per share as compared to first-quarter 2010 operating earnings of 96 cents per share.  Positive factors for the first quarter of 2011 compared to the same period of the prior year include higher rate adjustment clause revenue, lower outage costs, lower storm damage and restoration costs and fewer shares outstanding.  Negative factors for the quarter include a return to normal weather, lower merchant generation margins, the absence of earnings from the company’s E&P operations and higher interest expense.  GAAP earnings for the first quarter of 2010 were 29 cents per share.

This morning, at approximately 11:00 a.m. EST, the company will publish a detailed 2011 Guidance Kit.  The 2011 Guidance Kit will be available on Dominion’s website under Forecasts and Outlook at www.dom.com/investors.

In providing its first-quarter and full-year 2011 operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, divestitures or changes in accounting principles.  At this time, Dominion management is not able to estimate the impact, if any, of these items on reported earnings.  Accordingly, the company is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

Conference call today

Dominion will host its fourth-quarter earnings conference call at 10 a.m. EST on Friday, Jan. 28. Dominion management will discuss its 2010 financial results and other matters of interest to the financial community.

Domestic callers should dial (866) 710-0179. The passcode for the conference call is “Dominion.”  International callers should dial (334) 323-9872.  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and the Earnings Release Kit will be available on the company’s investor information page at www.dom.com/investors.

A replay of the conference call will be available beginning about 1 p.m. EST Jan. 28 and lasting until 11 p.m. EST Feb. 4.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-7226.  The PIN for the replay is 10770695.  Additionally, a replay of the webcast will be available on the company’s investor information page by the end of the day Jan. 28.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of more than 27,600 megawatts of generation, 12,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines.  Dominion operates the nation's largest natural gas storage system with 942 billion cubic feet of storage capacity and serves retail energy customers in 13 states. For more information about Dominion, visit the company's website at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for first-quarter and full-year 2011 which are subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, fluctuations in energy-related commodity prices, the timing of the closing dates of acquisitions or divestitures, estimates of future market conditions, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, the timing and receipt of regulatory approvals necessary for planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects as scheduled.  Other factors include, but are not limited to, weather conditions, including the effects of hurricanes and major storms on operations, the behavior of other market participants, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, economic conditions in the company's service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, counter-party credit risks, risks related to energy trading and marketing, adverse outcomes in litigation matters, and other uncertainties.  Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form
10-K filed with the Securities and Exchange Commission.

###

Schedule 1 - Segment Operating Earnings

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended December 31
	2010	2009	Change
Operating Revenue (GAAP Based 1, 2)	$3,667	$3,176	$491

Earnings:
Dominion Virginia Power	$115	$92	$23
Dominion Energy	122	145	(23)
Dominion Generation	203	183	20
Corporate and Other	(74)	(46)	(28)
OPERATING EARNINGS	$366	$374	$(8)
Items excluded from operating earnings 3, 4	(116)	(383)	267
REPORTED EARNINGS 2	$250	$(9)	$259

Common Shares Outstanding (average, diluted)	582.1	598.1

Earnings Per Share (EPS):
Dominion Virginia Power	$0.20	$0.15	$0.05
Dominion Energy	0.21	0.25	(0.04)
Dominion Generation	0.35	0.31	0.04
Corporate and Other	(0.13)	(0.08)	(0.05)
OPERATING EARNINGS	$0.63	$0.63	$-
Items excluded from operating earnings 3	(0.20)	(0.64)	0.44
REPORTED EARNINGS 2	$0.43	$(0.01)	$0.44

(millions, except earnings per share)	Twelve months ended December 31
	2010	2009	Change
Operating Revenue (GAAP Based 1, 2)	$15,118	$14,798	$320

Earnings:
Dominion Virginia Power	$448	$384	$64
Dominion Energy	475	517	(42)
Dominion Generation	1,291	1,281	10
Corporate and Other	(243)	(240)	(3)
OPERATING EARNINGS	$1,971	$1,942	$29
Items excluded from operating earnings 3, 5	789	(655)	1,444
REPORTED EARNINGS 2	$2,760	$1,287	$1,473

Common Shares Outstanding (average, diluted)	590.1	593.7

Earnings Per Share (EPS):
Dominion Virginia Power	$0.76	$0.65	$0.11
Dominion Energy	0.80	0.87	(0.07)
Dominion Generation	2.19	2.16	0.03
Corporate and Other	(0.41)	(0.41)	-
OPERATING EARNINGS	$3.34	$3.27	$0.07
Items excluded from operating earnings 3	1.34	(1.10)	2.44
REPORTED EARNINGS 2	$4.68	$2.17	$2.51

1)	2009 amounts have been recast due to the reclassification of Peoples' results to discontinued operations.
2)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
3)	Items excluded from operating earnings are reported in Corporate and Other segment. Refer to Schedules
2 and 3 for details, or find "GAAP Reconciliation" on Dominion's website at www.dom.com/investors.
4)	Pre-tax amounts for the current period and the prior period are ($104) million and ($718) million, respectively.
5)	Pre-tax amounts for the current period and the prior period are $1.680 billion and ($1.081) billion, respectively.

Schedule 2 – Reconciliation of 2010 Operating Earnings to Reported Earnings

2010 Earnings (Twelve months ended December 31, 2010)

The net effects of the following items, all shown on an after-tax basis, are included in 2010 reported earnings, but are excluded from operating earnings:

•	$1.4 billion net benefit resulting from the sale of our Appalachian E&P operations, primarily reflecting the gain on the sale, partially offset by certain transaction costs and other related charges.
•	$206 million after-tax charge related to our work-force reduction program, primarily reflecting severance pay and other benefits to affected employees.
•	$155 million net loss from Peoples discontinued operations, primarily reflecting the loss on the sale recorded in February 2010.
•	$127 million of impairment charges related to certain merchant generation facilities.
•	$57 million charge related to health care legislation changes, eliminating the tax deduction for a portion of retiree prescription drug costs.
•	$48 million after-tax charge related to a reserve for potential rate credits at Virginia Power.
•	Impact of interim tax expense provision resulting from the impact of items excluded from operating earnings on our 2010 estimated annual effective tax rate.
•	$1 million net expense related to other items.

(millions, except per share amounts)	1Q10	2Q10	3Q10	4Q10	YTD 2010	2
Operating earnings	$576	$426	$603	$366	$1,971
Items excluded from operating earnings (after-tax):
Items related to the sale of Appalachian E&P operations	14	1,387		(18)	1,383
Work force reduction program	(206)				(206)
Peoples discontinued operations	(149)	2		(8)	(155)
Impairment of merchant generation assets		(95)		(32)	(127)
Healthcare reform legislation - Medicare Part D tax impact	(57)				(57)
Reserve for potential rate credits				(48)	(48)
Interim tax provision	(16)	53	(24)	(13)	0
Other items	12	(12)	(4)	3	(1)
Total items excluded from operating earnings (after-tax) 1	(402)	1,335	(28)	(116)	789
Reported net income	$174	$1,761	$575	$250	$2,760
Common shares outstanding (average, diluted)	600.9	591.4	586.4	582.1	590.1
Operating earnings per share	$0.96	$0.72	$1.03	$0.63	$3.34
Items excluded from operating earnings (after-tax)	(0.67)	2.26	(0.05)	(0.20)	1.34
Reported earnings per share	$0.29	$2.98	$0.98	$0.43	$4.68

1)Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
Items excluded from operating earnings:	1Q10	2Q10	3Q10	4Q10	YTD 2010

Items related to the sale of Appalachian E&P operations	20	2,405			2,425
Work force reduction program	(338)				(338)
Peoples discontinued operations	(137)	3			(134)
Impairment of merchant generation assets		(163)		(31)	(194)
Reserve for potential rate credits				(79)	(79)
Other items	20	(20)	(6)	6	0
Total items excluded from operating earnings	($435)	$2,225	($6)	($104)	$1,680

2)YTD 2010 EPS may not equal sum of quarters due to share count differences.

Schedule 3 – Reconciliation of 2009 Operating Earnings to Reported Earnings

2009 Earnings (Twelve months ended December 31, 2009)2

The net effects of the following items, all shown on an after-tax basis, are included in 2009 reported earnings, but are excluded from operating earnings:

•
$281 million impairment charge resulting from the first quarter ceiling test performed for our gas and oil properties under the full cost method accounting with a subsequent update for estimated state taxes in the second quarter.

•	$435 million after-tax charge in connection with the settlement of Virginia Power’s 2009 rate case proceedings.
•	$2 million net gain related to our investments in nuclear decommissioning trust funds.
•	$62 million benefit due to a downward revision in the nuclear decommissioning asset retirement obligation (ARO) for a power station unit that is no longer in service.
•	$26 million of earnings from Peoples discontinued operations.
•	$29 million net expense related to other items.

(millions, except per share amounts)	1Q09	2Q09	3Q09	4Q09	YTD 2009	3
Operating earnings	$574	$404	$590	$374	$1,942
Items excluded from operating earnings (after-tax) 1:
Impairment of gas and oil properties	(272)	(9)			(281)
Proposed rate settlement				(435)	(435)
Net gains (losses) in nuclear decommissioning trust funds	(50)	12	34	6	2
ARO revision		62			62
Peoples discontinued operations	9	(15)	(41)	73	26
Other items	(13)	0	11	(27)	(29)
Total items excluded from operating earnings (after-tax) 1, 2	(326)	50	4	(383)	(655)
Reported net income	$248	$454	$594	($9)	$1,287
Common shares outstanding (average, diluted) 4	585.7	594.0	596.3	598.1	593.7
Operating earnings per share	$0.98	$0.68	$0.99	$0.63	$3.27
Items excluded from operating earnings (after-tax)	(0.56)	0.08	0.01	(0.64)	(1.10)
Reported earnings per share	$0.42	$0.76	$1.00	($0.01)	$2.17

1)	Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
Items excluded from operating earnings:	1Q09	2Q09	3Q09	4Q09	YTD 2009
Impairment of gas and oil properties	(455)				(455)
Proposed rate settlement				(712)	(712)
Net gains (losses) in nuclear decommissioning trust funds	(83)	19	57	11	4
ARO revision		103			103
Peoples discontinued operations	36	12	(21)	15	42
Other items	(23)	(10)	2	(32)	(63)
Total items excluded from operating earnings	(525)	124	38	(718)	(1,081)

2)	2009 amounts have been recast due to the reclassification of Peoples' results to discontinued operations.
3)	YTD 2009 EPS may not equal sum of quarters due to share count differences.
4)	As a result of a net loss from continuing operations in 4Q09, the issuance of common stock under potentially-dilutive securities was considered antidilutive and therefore not included in the calculation of the earnings per share for that period.

Schedule 4 - Reconciliation of 2010 Earnings to 2009

Preliminary, unaudited	Three Months Ended		Twelve Months Ended
(millions, except EPS)	December 31,		December 31,
	2010 vs. 2009		2010 vs. 2009
	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS

Dominion Virginia Power
Regulated electric sales:
Weather	$8	$0.01	$48	$0.08
FERC transmission revenue	10	0.02	40	0.07
Other	4	0.01	(4)	(0.01)
Storm damage and service restoration - distribution operations	3	0.01	(11)	(0.02)
Depreciation and amortization	(4)	(0.01)	(15)	(0.03)
Retail energy marketing operations	8	0.01	1	0.00
Other	(6)	(0.01)	5	0.01
Share accretion	---	0.01	---	0.01
Change in contribution to operating earnings	$23	$0.05	$64	$0.11

Dominion Energy
Gas distribution margin:
Weather	$1	$0.00	($2)	$0.00
AMR/PIR revenue	4	0.01	11	0.02
Base gas sale	10	0.01	10	0.01
Other	1	0.00	15	0.03
Producer services	(12)	(0.02)	(27)	(0.05)
Gas and Oil - disposed operations	(31)	(0.05)	(61)	(0.10)
Cove Point expansion	0	0.00	20	0.03
Other	4	0.01	(8)	(0.02)
Share accretion	---	0.00	---	0.01
Change in contribution to operating earnings	($23)	($0.04)	($42)	($0.07)

Dominion Generation
Regulated electric sales:
Weather	$15	$0.03	$104	$0.18
Rate Adjustment Clause revenue	22	0.03	95	0.16
Other	4	0.01	(23)	(0.04)
Merchant generation margin	(2)	0.00	(209)	(0.36)
PJM ancillary services	(1)	0.00	27	0.05
Outage costs	13	0.02	29	0.05
Other O&M expense	1	0.00	32	0.05
Income tax and other taxes	(36)	(0.06)	(44)	(0.08)
Other	4	0.00	(1)	0.00
Share accretion	---	0.01	---	0.02
Change in contribution to operating earnings	$20	$0.04	$10	$0.03

Corporate and Other
Change in contribution to operating earnings	($28)	($0.05)	($3)	$0.00

Change in consolidated operating earnings	($8)	$0.00	$29	$0.07

Change in items excluded from operating earnings 1	$267	$0.44	$1,444	$2.44

Change in reported earnings (GAAP)	$259	$0.44	$1,473	$2.51

1)	Refer to Schedules 2 and 3 for details of items excluded from operating earnings, or find "GAAP Reconciliation"on Dominion's website at www.dom.com/investors.